EXHIBIT 12.1

                     CENTRAL POWER AND LIGHT COMPANY
                   RATIO OF EARNINGS TO FIXED CHARGES
             FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                        (Thousands Except Ratio)
                               (Unaudited)


Operating Income                                            $291,977

Adjustments:
  Income taxes                                                68,612
  Provision for deferred income taxes                         27,183
  Deferred investment tax credits                             (5,789)
  Utility plant development costs, net of tax                (15,481)
  Other income and deductions                                  6,714
  Allowance for borrowed and equity funds
    used during construction                                   1,943
  Mirror CWIP amortization                                    10,250

        Earnings                                            $385,409


Fixed Charges:
  Interest on long-term debt                                $110,100
  Interest on short-term debt and other                       19,071

        Fixed Charges                                       $129,171


Ratio of Earnings to Fixed Charges                              2.98
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